Consent of Independent Registered Public Accounting Firm

Codexis, Inc.
Redwood City, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-167752, 333-172166, 333-179903, 333-187711, 333-194524, 333-202596, 333-210022, 333-216587, 333-223693, 333-224885, 333-230037, and 333-232262) and Form S-3ASR (Nos. 333-228693 and 333-255926) of Codexis, Inc. of our reports dated February 28, 2022, relating to the consolidated financial statements, and the effectiveness of Codexis, Inc.’s internal control over financial reporting, which appear in this Form 10K.

/s/ BDO USA, LLP
San Jose, California

February 28, 2022